SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
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News
CONTACT: BETH MCGOLDRICK
Phone: (617) 663-4751
E-mail: bmcgoldrick@jhancock.com
For Release: Upon Receipt
JOHN HANCOCK TAX ADVANTAGED DIVIDEND INCOME
FUND (NYSE:HTD) RECEIVES BACKING OF MAJOR PROXY
ADVISOR FOR RE-ELECTION OF CURRENT TRUSTEES
•	Institutional Shareholder Services Inc. (ISS) Recommends Fund Shareholders Support Board’s Nominees For Re-Election By Voting Gold Proxy Card
BOSTON (March 19, 2008)—John Hancock Funds announced today that Institutional Shareholder Services Inc. (ISS), one of the nation’s leading independent proxy voting advisors, has recommended that shareholders of the John Hancock Tax-Advantaged Dividend Income Fund (NYSE:HTD) vote on the GOLD John Hancock proxy card FOR the re-election of James F. Carlin and William H. Cunningham to the HTD Board of Trustees at the Fund’s March 31, 2008 Annual Meeting.
In reaching its decision to recommend that the Fund’s shareholders vote for the re-election of Messrs. Carlin and Cunningham, ISS noted that “the increased level distribution plan and share repurchase program being adopted by the board proves the board has taken specific actions to increase the distribution to shareholders. Moreover, these steps have helped reduce the discount of the Fund. As such, ISS recommends shareholders vote FOR management’s nominees.”
Commenting on the ISS recommendation, Keith Hartstein, President and CEO of John Hancock Funds, said, “We are pleased that ISS has recognized the significant and ongoing efforts that the board has made and continues to make on behalf of all HTD shareholders. We cannot help but also note that ISS referenced the steps our board took on behalf of shareholders before Western Investment initially filed its opposition proxy statement. We are gratified by the support from ISS.”
In its report, ISS noted that “the Fund attempted to reduce the market discount to NAV by filing for the closed-end managed distribution order in January 2007 and implementing an increased level distribution plan and share repurchase plan in December 2007.”
“The Fund’s board had [begun] reacting to the Fund’s discount some time before Western initially filed its opposition proxy statement on Jan. 31, 2008. The Fund’s discount was 12.83% when the board announced
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the implementation of the increased level distribution plan and repurchase plan to shareholders on Dec. 4, 2007. By the time the Fund was making its first increased distribution to shareholders on Dec. 31, 2007, the Fund’s discount had narrowed to 10.45%.”
Since the end of 2007, the Fund’s discount has continued to narrow. As of February 29, 2008, the Fund’s discount of 5.93% was better than its Lipper peer group average. The Fund’s discount as of March 17, 2008 was 8.15%, reflecting a significantly improved discount level as compared to the Fund’s discount prior to the Board’s approval of the level distribution policy and share repurchase program.
Mr. Hartstein reiterated the Board of Trustees’ concern that the hedge fund called Western Investment LLC is interested in a short-term event that it can leverage to make a quick profit at the expense of long-term shareholders.
“Our board is looking out for the long-term interests of all of our shareholders. We urge shareholders to support Messrs. Carlin and Cunningham and keep that approach intact,” he said. “They are focused on prudently and permanently narrowing the Fund’s discount.”
The John Hancock Tax-Advantaged Dividend Income Fund will hold the annual shareholders meeting on Monday, March 31, 2008, at 10 a.m. Eastern Time at the Fund’s offices, 601 Congress Street, Boston, Massachusetts.
If shareholders have previously returned any proxy card sent to them by Western, they can still revoke their vote by voting the GOLD proxy card. For additional information on how to vote, or to receive a replacement proxy card, please contact: The Altman Group, toll free (866) 745-0264.
About John Hancock Funds
The Boston-based mutual fund business unit of John Hancock Financial Services, John Hancock Funds manages more than $56.8 billion in open-end funds, closed-end funds, private accounts, retirement plans and related party assets for individual and institutional investors at December 31, 2007. John Hancock Funds are distributed by John Hancock Funds, LLC, member FINRA. For more information, please visit www.jhfunds.com.
John Hancock Financial Services is a unit of Manulife Financial Corporation, a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Operating as Manulife Financial in Canada and Asia, and primarily through John Hancock in the United States, the company offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$396 billion (US$401 billion) at December 31, 2007. Manulife Financial Corporation trades as ‘MFC’ on the TSX, NYSE and PSE, and under ‘0945’ on the SEHK. Manulife Financial may be found on the Internet at www.manulife.com.
Statements in this press release that are not historical facts are forward-looking statements as defined by United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.
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PR 2008-24